Exhibit 5

[Letterhead of Sullivan & Cromwell LLP]

January 17, 2020

The Goldman Sachs Group, Inc.,

    200 West Street,

        New York, New York 10282.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $125,000,000 of deferred compensation obligations (the “Obligations”) of The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), that may be issued by the Company pursuant to The Goldman Sachs Asset Management Performance Plan (2019) (the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Obligations (the “Registration Statement”) has become effective under the Act, the Plan, substantially in the form filed as an exhibit to the Registration Statement, has been duly adopted by the Company, the terms of the Obligations and of their issuance have been duly established in conformity with the Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Obligations have been duly issued and paid for in accordance with the terms of the Plan as contemplated by the Registration Statement, the Obligations will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Obligations.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

The Goldman Sachs Group, Inc.	-2-

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP